 Exhibit 5.2

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

August 2, 2021

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Re: Registration of Securities by Verastem, Inc. on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) relating to the issuance and sale of up to $100,000,000 of shares (the “Shares”) of the common stock of the Company, $0.0001 par value (the “Common Stock”). The Shares will be sold pursuant to a Controlled Equity Offering Sales Agreement, dated August 2, 2021 by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP